EXHIBIT 4

To Shareholders in the United States

The exchange offer or business combination referred to in this document is made for the securities of a foreign company. The offer is subjected to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its offices and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

[Translation]

May 19, 2011

To whom it may concern

Company Name	Sumisho Computer Systems Corporation
President Name	Nobuhide Nakaido
Chairman & CEO
(Code: 9719, First Section of Tokyo Stock Exchange)
Inquiries	Tetsuya Fukunaga
Director & Executive Vice President
Chief Financial Officer
(TEL. +81-3-5166-1150)
Company Name	CSK Corporation
President Name	Takeshi Nakanishi
President & Chief Operating Officer
(Code: 9737, First Section of Tokyo Stock Exchange)
Inquiries	Tatsuyasu Kumazaki
Director & Managing Executive Officer
(TEL. +81-3-6438-3055)

Notice of Partial Amendment to “Notice Regarding Sumisho Computer Systems Corporation and

CSK Corporation Entering into a Merger Agreement”

Sumisho Computer Systems Corporation (“SCS”) and CSK Corporation (“CSK”; together with SCS, the “Companies”) have announced in the press release dated February 24, 2011 titled “Notice Regarding Sumisho Computer Systems Corporation and CSK Corporation Entering into a Merger Agreement” (the “Press Release Dated February 24”) that the Companies will conduct a merger between the Companies (the “Merger”).

The Companies have announced in the Press Release Dated February 24 that the CSK Corporation 130% call option attached unsecured convertible type bonds with stock acquisition rights (7th series) issued by CSK (issued on July 27, 2006, the “7th Series Unsecured Convertible Bonds”) were scheduled to be delisted on September 28, 2011; however, we hereby announce that the Tokyo Stock Exchange informed us that it has changed the planned delisting date to September 23, 2011.

Further, SCS and CSK also hereby announce that they entered into an amendment agreement relating to the merger agreement for the Merger today, the main substance of which is to replace the content of Exhibit 3 of the Press Release Dated February 24 with the Exhibit attached to this press release (the “Replacement”).

I.    Content of the Amendment to the Main Body of the Press Release Dated February 24

Due to the change of the planned delisting date of the 7th Series Unsecured Convertible Bonds, the description in the main body of the Press Release Dated February 24 is amended as set forth below. The amended portions of the press release have been underlined below.

2.    Outline of Merger

(1)	Schedule of Merger

(Before the Amendment)

Date of Board of Directors Resolutions (the Companies)	February 24, 2011
Date of Execution of Merger Agreement (the Companies)	February 24, 2011
Date of Commencement of the Tender Offer	March 10, 2011 (planned)
Record Date of the Annual Shareholders Meeting (the Companies)	March 31, 2011 (planned)
End Date of Period of the Tender Offer	April 11, 2011 (planned)
Annual Shareholders Meeting (the Companies) Class Shareholders Meeting (CSK)	Late June 2011 (planned)
Date of the Delisting of the Common Shares of CSK and the 7th Series Unsecured Convertible Bonds Issued by CSK	September 28, 2011 (planned)
Effective Date of the Merger	October 1, 2011 (planned)
Date on which the Merger Price is to be Delivered	October 1, 2011 (planned)

(omitted)

(After the Amendment)

Date of Board of Directors Resolutions (the Companies)	February 24, 2011
Date of Execution of Merger Agreement (the Companies)	February 24, 2011
Date of Commencement of the Tender Offer	March 10, 2011
Record Date of the Annual Shareholders Meeting (the Companies)	March 31, 2011
End Date of Period of the Tender Offer	April 11, 2011
Annual Shareholders Meeting (the Companies) Class Shareholders Meeting (CSK)	Late June 2011 (planned)
Date of the Delisting of the 7th Series Unsecured Convertible Bonds Issued by CSK	September 23, 2011 (planned)
Date of the Delisting of the Common Shares of CSK	September 28, 2011 (planned)
Effective Date of the Merger	October 1, 2011 (planned)
Date on which the Merger Price is to be Delivered	October 1, 2011 (planned)

(omitted)

3.    Basis of Calculation of the Allotment in Connection with the Merger

(4)	Likelihood of and Reasons for Delisting

(a)	Likelihood of and Reasons for Delisting

(Before the Amendment)

(omitted)

The Merger does not directly aim to delist the common shares of CSK and the 7th Series Unsecured Convertible Bonds. However, by undertaking the Merger with SCS as the surviving company, pursuant to the share delisting standards of the Tokyo Stock Exchange, the common shares of CSK and the 7th Series Unsecured Convertible Bonds are expected to be delisted on September 28, 2011. Following delisting, the common shares of CSK and the 7th Series Unsecured Convertible Bonds will not be able to be traded on the Tokyo Stock Exchange. However, it is planned that common shares of the New Company will be allotted and delivered for the common shares of CSK on the effective date of the Merger; the common shares of the New Company can be continuously traded on the Tokyo Stock Exchange after the Merger. In addition, it is planned that the 7th Series Unsecured Convertible Bonds will be succeeded by the New Company upon the Merger and that such succeeded convertible bonds will be listed on the Tokyo Stock Exchange on October 1, 2011.

(After the Amendment)

(omitted)

The Merger does not directly aim to delist the common shares of CSK and the 7th Series Unsecured Convertible Bonds. However, by undertaking the Merger with SCS as the surviving company, pursuant to the share delisting standards of the Tokyo Stock Exchange, the 7th Series Unsecured Convertible Bonds and the common shares of CSK are expected to be delisted on September 23, 2011 and September 28, 2011, respectively. Following delisting, the common shares of CSK and the 7th Series Unsecured Convertible Bonds will not be able to be traded on the Tokyo Stock Exchange. However, it is planned that common shares of the New Company will be allotted and delivered for the common shares of CSK on the effective date of the Merger; the common shares of the New Company can be continuously traded on the Tokyo Stock Exchange after the Merger. In addition, it is planned that the 7th Series Unsecured Convertible Bonds will be succeeded by the New Company upon the Merger and that such succeeded convertible bonds will be listed on the Tokyo Stock Exchange on October 1, 2011.

II.    Background and Substance of the Replacement

The 7th Series Unsecured Convertible Bonds issued by CSK will be succeeded by SCS due to the Merger. The substance of the Replacement is to adopt the terms and conditions of the convertible bonds after the succession that is set forth in the Exhibit attached to this press release.

The 7th Series Unsecured Convertible Bonds issued by CSK that SCS will succeed due to the Merger include dematerialized convertible bonds (these refer to convertible bonds that are directly managed by account management institutions such as securities companies, etc., and for which book-entries for transfers of rights, etc. are handled by Japan Securities Depository Center, Inc. (JASDEC)) and convertible bonds for which bond certificates are issued. Since it has been found that, in order to list all such convertible bonds after SCS succeeds them, all convertible bonds must be unified into dematerialized convertible bonds, SCS and CSK decided to amend the terms and conditions of the convertible bonds set forth in Exhibit 3 of the Press Release Dated February 24 by conducting the Replacement, to the extent required in order to have the convertible bonds listed after the succession (some formal amendments have also been made upon the Replacement).

Pursuant to the Replacement, if the Merger is conducted, the bondholders who hold bond certificates in kind for the 7th Series Unsecured Convertible Bonds (approximately 0.38% of the 7th Series Unsecured Convertible Bonds that have not been redeemed as of April 30, 2011 fall under convertible bonds for which bond certificates are issued) shall submit such bond certificates through account management institutions such as securities companies, etc. Relevant bondholders who have any queries with respect to the treatment of the 7th Series Unsecured Convertible Bonds in connection with the Merger should contact CSK using the contact information set forth at the end of this press release.

The Replacement does not affect the bondholders of dematerialized convertible bonds for which bond certificates are not issued (approximately 99.62% of the 7th Series Unsecured Convertible Bonds that have not been redeemed as of April 30, 2011 fall under such category), which comprise most of the bondholders.

Contact information for bondholders

- CSK Corporation            Tel: 0120-361-314

(Exhibit)

Content of “Exhibit 3” to the Press Release Dated February 24 after the Replacement

[Translation]

SCSK Corporation

130% Call Option Attached Unsecured Convertible Type Bonds with Stock Acquisition

Rights (1st Series) (with inter-bond pari passu clause only applicable among convertible bond-type bonds with stock acquisition rights)

Terms and Conditions of the Bonds

1.	Name of the Bonds

SCSK Corporation 130% Call Option Attached Unsecured Convertible Type Bonds with Stock Acquisition Rights (1st Series) (with inter-bond pari passu clause only applicable among convertible bond-type bonds with stock acquisition rights) (hereinafter referred to as the “Convertible Bonds”, of which the bonds, excluding stock acquisition rights, are to be hereinafter referred to as the “Bonds”, and stock acquisition rights the “Stock Acquisition Rights” respectively.)

2.	Aggregate amount of the Bonds

The Amount which remains outstanding at the end of the date immediately before the effective date of the merger pursuant to the merger agreement executed by and between the Company and CSK Corporation as of February 24, 2011 (hereinafter referred to as the “Merger”), in respect of the amount of JPY 35 billion that is the initial amount of the obligation of such bonds owed by CSK Corporation as related to the CSK Corporation 130% Call Option Attached Unsecured Convertible Type Bonds with Stock Acquisition Rights (7th Series) (with inter-bond pari passu clause only applicable among convertible bond-type bonds with stock acquisition rights) (hereinafter referred to as the “Pre-Succession Convertible Bonds”)

3.	Amount of each Bond

One (1) type of JPY One (1) million

4.	Application of the Book-Entry Transfer Act

The Convertible Bonds shall be subject to the Act Concerning Book-Entry Transfer of Corporate Bonds, Shares, etc. (hereinafter referred to as the “Book-Entry Transfer Act”) and shall be handled pursuant to the operational rules and other rules relating to the book-entry transfer of corporate bonds, etc. established by the book-entry transfer institution (as defined in paragraph 24, hereinafter the same shall apply). Certificates for the Convertible Bonds shall not be issued except in the cases where the holders of the Convertible Bonds (the “Bondholders”) may request for the issue of certificates for the convertible bonds pursuant to the Book-Entry Transfer Act. In the event that certificates for the Convertible Bonds are issued, such certificates shall be in bearer form, and the Bondholders may not request to exchange such certificates for the Convertible Bonds for those in registered form. Pursuant to the provisions of the main clauses of Article 254, Paragraphs 2 and 3 of the Companies Act, the Stock Acquisition Rights and the Bonds shall not be transferred separately.

5.	Interest rate of the Bonds

0.25% per annum

6.	Redemption amount of the Bonds

JPY 100 for the face value of JPY 100

However, in the cases of an early redemption, the amount of redemption shall be as set forth in paragraph 9, item (2) or (3).

7.	Existence of collateral or guarantee

There are no collaterals or guarantees on the Convertible Bonds, and there are no assets especially reserved for the Convertible Bonds.

8.	Commissioned company for Bondholders

(1)	Name of the commissioned company for Bondholders

The Sumitomo Trust and Banking Co., Ltd.

(2)	Authority of the commissioned company for Bondholders in objection procedures for creditors

Notwithstanding the provisions set forth in the main clause of Article 740, Paragraph 2 of the Companies Act, the commissioned company for Bondholders shall not raise any objection on behalf of the bondholders without resolution at the bondholders’ meeting with respect to the objection set forth in the Article 740, Paragraph 1 of the Companies Act.

(3)	Resignation of commissioned company for Bondholders

The commissioned company for Bondholders may, after electing a person to succeed the duties of commissioned company for Bondholders, resign when there is a conflict of interest (including the possibility of a conflict of interest) between the commissioned company for Bondholders and the Bondholders or when there are other justifiable grounds.

9.	Manners and Dates of Redemption of the Bonds

(1)	The aggregate amount of the original principal of the Bonds shall be redeemed on September 30, 2013. However, early redemption shall be as set forth in paragraph 9, item (2) or (3).

(2)	In the case that the shareholders meeting of the Company (if approval by the shareholders meeting is not required, the board of directors meeting of the Company) approves a merger, in which an unlisted company (which means a joint-stock company whose shares of Common Stock are neither listed on any financial instruments exchange nor registered as over-the-counter traded securities) becomes the surviving company and the Company is absorbed therein, or a share exchange or share transfer, in which the Company becomes a wholly-owned company (the “Share Exchange, etc.”), the Company may redeem all (and not less than all) of the Bonds then outstanding at the following prices for the face value of JPY 100 on or prior to the effective date of the Share Exchange, etc.

JPY 101 for the period from October 1, 2011 to September 30, 2012

JPY 100 for the Period from October 1, 2012 to September 29, 2013

(3)	130% Call Option Clause

In the event that the closing prices of the shares of Common Stock of the Company in the regular trading on the Tokyo Stock Exchange, Inc. on each day for a period of twenty (20) consecutive trading days has been 130% or more of the Conversion Price (as set forth in paragraph 11, item (6), sub- item (ii)) that is in effect on each such trading day (or if the Conversion Price has been adjusted pursuant to paragraph 11, items (7) to (11), such Conversion Price after adjustment), then the Company may redeem all (and not less than all) of the Bonds then outstanding, at any time, at JPY 100 for JPY 100 of the face value. In the case where the Company conducts a share-split of the shares of Common Stock of the Company or an allotment of shares of Common Stock without contribution to the shares of Common Stock of the Company (the “Share-split, etc.”), with respect to the application of these provisions during a period of three (3) trading days starting from the day that is two (2) trading days before the record date (or, if no record date is established, the day preceding the effective date of the Share-split, etc., and if the date preceding the record date or the effective date is not a trading day, the immediately preceding trading day; hereinafter the same shall be applied in this item) to the relevant record date, notwithstanding the provisions of paragraph 11, item (8), sub-item (ii), the Conversion Price in effect on each of the trading day shall be the Conversion Price calculated by the Conversion Price Adjustment Formula set forth in paragraph 11, item (7), and within such formula, the number of the Company’s issued shares of Common Stock on the day one (1) month prior to each date of trading minus the number of shares of Common Stock held by the Company as of such date is used as the number of shares outstanding and the shares to be delivered due to the Share-split, etc. is used as the number of shares to be delivered.

(4)	If the due date of the redemption (including the early redemption date of the Bonds pursuant to paragraph 9, items (2) or (3); the “Redemption Date”) falls on a bank holiday, the payment therefor shall be made on the preceding bank business day.

(5)	The Company may, except as otherwise provided by laws and regulations or the operational rules and other rules relating to the book-entry transfer established by the book-entry transfer institution, purchase the Convertible Bonds at any time, on or after the effective date of the Merger. In the event that the Company cancels the Convertible Bonds it purchased, the Bonds pertaining to the

Convertible Bonds and the Stock Acquisition Rights attached to the Convertible Bonds may not be cancelled separately.

10.	Method and Due Date for the Payment of Interest

(1)	Interest on the Bonds shall accrue from the effective date of the Merger until the Redemption Date, payable semi-annually each year by March 31 and by September 30.

(2)	Interest for any period of less than a half-year shall be payable for the actual number of days included in such period.

(3)	If the due date for the payment of the interest is not a bank business day, the payment therefore shall be made on the bank business day immediately preceding such date.

(4)	Interest will not accrue after the Redemption Date.

(5)	The interest on the Bond, of which the Stock Acquisition Rights have been exercised and such exercise has become effective, will cease to accrue as of the interest payment date immediately before the date on which the exercise of the Stock Acquisition Rights has become effective.

11.	Matters relating to the Stock Acquisition Rights

(1)	The number of Stock Acquisition Rights attached to the Bonds

The number of Stock Acquisition Rights attached to each of the Bonds shall be one (1), and a total of 35,000 Stock Acquisition Rights shall be issued; provided, however, that in the cases where the number of the stock acquisition rights attached to Pre-Succession Convertible Bonds which remains outstanding immediately before the effective date of the Merger and is held by persons other than the CSK Corporation is less than 35,000, the number of Stock Acquisition Rights to be issued shall be the same as such number less than 35,000.

(2)	The type of shares subject to the Stock Acquisition Rights and the method of calculation of the number thereof

The type of shares subject to the Stock Acquisition Rights shall be shares of Common Stock of the Company, and the number of shares of Common Stock of the Company to be newly issued or, in the case of shares held by the Company, to be disposed by the Company (issuance or disposition of shares of Common Stock of the Company shall be hereinafter referred to as the “delivery”) upon the Exercise Request (as defined in paragraph 11, item (3)) shall be the number obtained by dividing the total amount of the Bonds regarding the Exercise Request by the Conversion Price as set forth in paragraph 11, item (6), sub-item (ii) (or if the Conversion Price has been adjusted pursuant to paragraph 11, items (7) through (11), such Conversion Price after adjustment). Any fractions falling short of one (1) share in such event shall be rounded down.

(3)	The period during which the Stock Acquisition Rights may be exercised

The holders of the Convertible Bonds may exercise the Stock Acquisition Rights and request the Company for the delivery of shares of Common Stock of the Company as set forth in paragraph 11, item (2) (hereinafter referred to as the “Exercise Request”) at any time during the period from the effective date of the Merger up to September 27, 2013 (hereinafter referred to as the “Exercise Request Period”), (excluding the date of confirmation of the shareholders regarding the shares of Common Stock of the Company (the record date as set forth in Article 124, Paragraph 1 of the Companies Act) and the immediately preceding business day (“business day” means any day other than the holidays of the book-entry transfer institution; the same shall apply hereafter), the business day immediately preceding the date on which the payment of the interest on the Bonds is made, and any day determined necessary by the book-entry transfer institution); provided, however, that in the cases of early redemption of the Bonds on and prior to September 27, 2013 pursuant to the provisions of paragraph 9, item (2) or item (3), up until the bank business day preceding the Redemption Date, and in the case where the Bonds have lost benefit of term and become due and payable pursuant to the provisions of paragraph 16, up until the time at which the Bonds shall lost benefit of term and become due and payable (excluding the date on which the Bonds lost benefit of term). In the case where the stock acquisition rights of the Succeeding Company, etc. is delivered in connection with Organizational Restructuring Acts (as set forth in paragraph 11, item (14)) and suspension of the exercise of the Stock Acquisition Rights is necessary, the Stock Acquisition Rights may not be exercised during the period of suspension of the Exercise Request (such period shall not exceed one (1) month) on condition that the Company has given (a) prior written notice to the commissioned company for Bondholders of such period and other necessary matters and (b) public notice thereof no later than one (1) month prior to the commencement date of such period.

(4)	Other terms of the exercise of the Stock Acquisition Rights

The Stock Acquisition Rights may not be exercised in part.

(5)	Events for acquisition of the Stock Acquisition Rights

Not applicable.

(6)	Details of the property to be contributed upon the exercise of the Stock Acquisition Rights and the amount thereof

(i)	Upon exercise of the Stock Acquisition Rights, the Bonds to which the Stock Acquisition Rights are attached shall be contributed, and the price of the Bonds shall be the same amount as that of such Bonds.

(ii)	The price to be used in the calculation of the number of shares of Common Stock of the Company to be delivered upon the exercise of the Stock

Acquisition Rights (the “Conversion Price”) shall be, initially, the price equivalent to the amount calculated by dividing the conversion price of the Pre-Succession Convertible Bonds which was effective immediately before the effective date of the Merger by 0.24 (in the calculation of such price, an amount falling short of JPY one (1) shall be calculated to one decimal place of the yen and rounded up to the nearest JPY one (1)).

(7)	After the issuance of the Convertible Bonds, if there is a change in the number of shares of Common Stock of the Company or the possibility thereof due to each of the events set forth in paragraph 11, item (8) below, the Company shall adjust the Conversion Price using the calculation formula set forth below (the “Conversion Price Adjustment Formula”):

				Number of Outstanding Shares	+	Number of Shares to be delivered	×	Paid-in amount per Share
Conversion Price after adjustment	=	Conversion Price before adjustment	×			Current market price
					Number of Outstanding Shares	+	Number of Shares to be delivered

(8)	The cases where the Conversion Price is adjusted by the Conversion Price Adjustment Formula and the applicable period for the Conversion Price after adjustment shall be as set forth below:

(i)	In the case of the delivery of shares of Common Stock of the Company with a payment amount which falls short of the current market price set forth in paragraph 11, item (10), sub-item (ii) (excluding the cases of item (8), sub-item (ii), the cases where delivery of shares of Common Stock of the Company by acquisition of securities in exchange for which shares of Common Stock of the Company are delivered, delivery of shares of Common Stock of the Company upon exercise of the stock acquisition rights (including those attached to the bonds with stock acquisition rights) by which the delivery of shares of Common Stock of the Company may be requested, or delivery of shares of Common Stock of the Company by a merger in which the Company becomes a surviving company or by a share exchange in which the Company becomes a wholly-owning parent company is conducted), the Conversion Price after adjustment shall be applied from the following day of the payment date (if a payment period is set upon the offering, the last day of such payment period; the same shall apply hereafter); provided, however, that if there is a record date that has been established for granting the right to receive an allotment of shares to shareholders of shares of Common Stock of the Company, the Conversion

Price after adjustment shall be applied from the following day of the record date;

(ii)	In the case of a share-split of shares of Common Stock of the Company or in the cases of an allotment of shares of Common Stock of the Company without contribution, the Conversion Price after adjustment shall be applied from the following day of the record date with regard to the share-split in the case of a share-split, and from the following day of the date when the allotment of shares becomes effective in the case of an allotment of shares of Common Stock of the Company without contribution; provided, however, if, in respect of an allotment of shares of Common Stock of the Company without contribution, there is a record date that has been established for granting the right to receive an allotment of shares to shareholders of shares of Common Stock of the Company, the Conversion Price after adjustment shall be applied from the following day of the record date;

(iii)	In the case of issuance of shares with put options, shares subject to call options of the Company, or stock acquisition rights subject to call options of the Company (including those attached to the bonds with stock acquisition rights) for which shares of Common Stock of the Company are delivered at a price lower than the current market price as set forth in paragraph 11, item (10), sub-item (ii), or stock acquisition rights (including those attached to the bonds with stock acquisition rights) for which shares of Common Stock of the Company are delivered at a price lower than the current market price as set forth in paragraph 11, item (10), sub-item (ii), the Conversion Price after adjustment shall be calculated by the mutatis mutandis application of the Conversion Price Adjustment Formula with the assumption that all of shares with put option, shares subject to call option of the Company or stock acquisition rights subject to call option of the Company (including those attached to the bonds with stock acquisition rights) or stock acquisition rights (including the stock acquisition rights attached to the bonds with stock acquisition rights) are exercised on the initial conditions, and such Conversion Price after adjustment shall be applied from the following day of the payment date (in the cases of stock acquisition rights and bonds with stock acquisition rights, the allotment date); provided, however, if there is a record date that has been established for granting the right to receive an allotment of shares to shareholders of shares of Common Stock of the Company, the Conversion Price after adjustment shall be applied from the following day of the record date;

(iv)	In the case of item (8), sub-items (i) through (iii), if there is a record date that has been established for granting the right to receive an allotment of shares to shareholders of shares of Common Stock of the Company and also the effectuation thereof is subject to the approval of the shareholders meeting, the board of directors or other organizations of the Company on and after the record date, notwithstanding the provisions of item (8), sub-items (i) through (iii), the Conversion Price after adjustment shall be applied from the following day of the date of such approval. In such cases, to the holders of Stock Acquisition Rights (the “Stock Acquisition Rights Holders”) who exercised the Stock Acquisition Rights during the period from the day immediately following the record date up to the date of such approval, the Company’s shares of Common Stock shall be delivered, the number of which is calculated by the following calculation method (provided that with regard to the delivery of the Company’s shares of Common Stock, paragraph 11, item (18) shall be applied mutatis mutandis):

The number of shares	=	(	Conversion Price before adjustment	-	Conversion Price after adjustment	)	x	Number of shares delivered during the relevant period subject to the Conversion Price before adjustment

Conversion Price after adjustment

In such a case, any fraction falling short of one (1) share shall be rounded down.

(9)	In the case where the variance between the Conversion Price after adjustment calculated by the Conversion Price Adjustment Formula and the Conversion Price before adjustment falls short of JPY one (1), such adjustment of the Conversion Price shall not be made. However, if an event necessitating the adjustment of the Conversion Price occurs subsequently, such Conversion Price after adjustment shall be deemed as the Conversion Price before adjustment in calculation by the Conversion Price Adjustment Formula.

(10)	(i)	In the calculation of the Conversion Price Adjustment Formula, an amount falling short of JPY one (1) shall be calculated to two (2) decimal places and rounded up to the nearest one decimal place.

(ii)	The current market price used in the Conversion Price Adjustment Formula shall be the average of the daily closing price (including the quotation bid and asked price) of shares of Common Stock of the Company in regular trading at the Tokyo Stock Exchange, Inc. during 30 business days (excluding days without closing prices) commencing on the 45th business day preceding the date of the application of the Conversion Price after adjustment (however, in the cases of paragraph 11, item (8), sub-item (iv), the record date).

In the calculation of such average, an amount falling short of JPY one (1) shall be calculated to two (2) decimal places of the yen and rounded up to the nearest one decimal place.

(iii)	The “Number of outstanding shares” used in the Conversion Price Adjustment Formula shall be the number of the Company’s issued shares of Common Stock as of, in the case where there is a record date that has been established for granting the right to receive an allotment of such shares to shareholders of shares of Common Stock of the Company, such record date, or, in the case where such record date has not been established, the number of the Company’s issued shares of Common Stock held by the Company as of the date one (1) month prior to the date of the application of the Conversion Price after adjustment, deducted by the number of shares of Common Stock held by the Company as of such date, and adding the number of the undelivered shares of Common Stock of the Company within the shares of Common Stock of the Company deemed to be the “Number of shares to be delivered” pursuant to paragraph 11, items (8) or (11) prior to the adjustment of the Conversion Price. Furthermore, in the case where a share-split of shares of Common Stock of the Company is conducted, the “Number of shares to be delivered” used in the Conversion Price Adjustment Formula shall not include the number of shares of Common Stock of the Company allotted to the shares of Common Stock of the Company held by the Company as of the record date.

(11)	Other than in the cases set forth in paragraph 11, item (8) where adjustment of the Conversion Price is necessary, the Company shall conduct a necessary adjustment in the case of the following events, upon consultation with the commissioned company for Bondholders and after obtaining their approval thereof:

(i)	In cases where the adjustment of the Conversion Price is necessary for reverse share-split, decrease of the amount of stated capital or capital reserves, merger (excluding where the Company becomes an absorbed company upon such merger), share exchange or corporate split;

(ii)	In cases where the adjustment of the Conversion Price is necessary due to a change in the number of shares of Common Stock of the Company or events with the possibility of such changes other than those described above;

(iii)	In cases where two (2) or more proximate events requiring the adjustment of the Conversion Price occur and require the consideration of the effects by one event on the current market price to be used in the calculation of the Conversion Price after adjustment based on other event(s).

(12) (i)	In cases where the Conversion Price is adjusted in accordance with the provisions of paragraph 11, items (7) through (11), the Company shall give prior written notice to the commissioned company for Bondholders of the adjustment of the Conversion Price and the grounds therefor, the Conversion Price before adjustment, the Conversion Price after adjustment, the date of the application of the adjustment and other necessary matters and shall publicly notice the necessary matters by the day preceding the date of application. However, in the cases of paragraph 11, item (8), sub-item (iv) or otherwise in the event of an inability to give the aforementioned public notice by the day preceding the date of such application, such public notice shall be conducted promptly on or after such date of application.

(ii)	The method of the public notice in the case of item (12), sub-item (i) shall be set forth in paragraph 20, item (3).

(13)	Stated capital and capital reserves to be increased in the cases of issuance of shares upon exercise of the Stock Acquisition Rights

The amount of the stated capital to be increased in the event of the issuance of shares upon the exercise of the Stock Acquisition Rights shall be one half of the maximum amount of increases of the stated capital, etc. calculated pursuant to Article 17, Paragraph 1 of the Companies Accounting Regulations. Any fractions falling short of one JPY (1) as a result of such calculation shall be rounded up. The amount of the capital reserves to be increased shall be the maximum amount of increases of the stated capital less the amount of the stated capital to be increased.

(14)	Succession of the Convertible Bonds by a succeeding company in the case where the Company conducts Organizational Restructuring Acts

(i)	In the cases of a merger, an absorption-type corporate split or incorporation-type corporate split in which the Company will be the absorbed company, a share exchange or a share transfer in which the Company will be the wholly-owned subsidiary (the “Organizational Restructuring Acts”) (however, limited to the cases where shares of Common Stock are delivered to shareholders of the Company), the Company shall, except where the Company carries out early redemption of the Bonds pursuant to paragraph 9, item (2), deliver stock acquisition rights of the joint-stock company set forth in (a) through (e) below (the “Succeeding Company, etc.”) (“the Succeeding Stock Acquisition Rights”) to the Stock Acquisition Rights Holders of the Stock Acquisition Rights outstanding immediately preceding the effective date of the Organizational Restructuring Acts. The details shall be prescribed in sub-item (ii) below. In such cases, as of the effective date of the Organizational Restructuring Acts, the Stock Acquisition Rights shall be extinguished and the obligations relating to the Bonds shall be succeeded by the Succeeding Company, etc., and Stock Acquisition Rights Holders of the Stock Acquisition Rights shall be stock acquisition rights holders of the Succeeding Stock Acquisition Rights. However, in the cases of an absorption-type corporate split or incorporation-type corporate split, it shall be applied only to cases where it is stipulated in the absorption-type corporate split plan or incorporation-type corporate split plan that the Succeeding Company etc. delivers the Succeeding Stock Acquisition Rights to the Stock Acquisition Rights Holders of the Stock Acquisition Rights outstanding immediately preceding the effective date of the Organizational Restructuring Acts, and that the Succeeding Company etc. succeeds to the obligations relating to the Bonds.

(a)	Merger (limited to cases where the Company is absorbed by merger): A joint-stock company surviving a merger or a joint-stock company incorporated through a merger

(b)	Absorption-type corporate split: A joint-stock company succeeding all or a part of rights or obligations held by the Company regarding its business

(c)	Incorporation-type corporate split: A joint-stock company incorporated through incorporation-type corporate split

(d)	Share exchange: A wholly owning parent joint-stock company in a share exchange

(e)	Share transfer: A wholly owning parent joint-stock company incorporated through share transfer

(ii)	The details of the Succeeding Stock Acquisition Rights shall be as set forth in the following:

(a)	The number of the Stock Acquisition Rights

A number equivalent to the number of the Stock Acquisition Rights outstanding immediately preceding the effective date of the Organizational Restructuring Acts

(b)	The type of shares subject to the Succeeding Stock Acquisition Rights

Shares of Common Stock of the Succeeding Company, etc.

(c)	Calculation method of the number of shares subject to the Succeeding Stock Acquisition Rights

The number of shares subject to the Succeeding Stock Acquisition Rights shall be the number obtained by dividing the aggregate amount of the succeeded bonds regarding the exercise request by the Conversion Price set forth in (d) below. Any fractions falling short of one (1) share in such event shall be rounded down.

(d)	The Conversion Price

The Conversion Price shall be stipulated so that those who exercise the Succeeding Stock Acquisition Rights immediately after the effective date of the Organizational Restructuring Acts shall be able to receive the economic values equivalent to those obtained by the Stock Acquisition Rights Holders who exercise the Stock Acquisition Rights immediately preceding the effective date of the Organizational Restructuring Acts.

(e)	Description of the features and the price of the property to be contributed upon the exercise of the Succeeding Stock Acquisition Rights

Upon the exercise of Succeeding Stock Acquisition Right, the succeeded bond shall be contributed and the price of such bonds shall be the same amount as the amount of the Bonds.

(f)	Exercisable period of the Succeeding Stock Acquisition Rights

The period from the effective date of the Organizational Restructuring Acts (if the Company sets forth the suspension period of exercise provided in paragraph 11, item (3), the later of either the effective date of the Organizational Restructuring Acts or the immediately following bank business day for the last day of such suspension period) up to the last day of the Exercise Request Period of the Stock Acquisition Rights set forth in paragraph 11, item 3.

(g)	Other conditions for exercising the Succeeding Stock Acquisition Rights

The Succeeding Stock Acquisition Rights may not be exercised in part.

(h)	Events for acquisition of the Succeeding Stock Acquisition Rights

Not applicable.

(15)	The administration for the acceptance of Exercise Requests of the Stock Acquisition Rights shall be handled at the place designated for the acceptance of Exercise Requests (the “Place for Acceptance of Exercise Requests”) as set forth in paragraph 25.

(16)

(i)     Exercise Requests of the Stock Acquisition Rights are effected by taking the necessary steps for such Exercise Requests with the book-entry transfer institution or the account management institution and by notification of such Exercise Requests by the book-entry transfer institution to the Place for Acceptance of Exercise Requests during the Exercise Request Period.

(ii) Persons who have taken the necessary steps for the Exercise Requests with the book-entry transfer institution or the account management institution may not cancel such notice thereafter.

(17)	The effect of the Exercise Requests shall come into force on the date when the notice of the matters required for Exercise Requests arrives at the Place for Acceptance of Exercise Requests. If the effect of the exercise of the Stock Acquisition Rights comes into force, the Bonds pertaining to such Stock Acquisition Rights shall become due and payable.

(18)	Upon the effectuation of Exercise Requests for the Stock Acquisition Rights, the Company shall deliver the shares to the Stock Acquisition Rights Holders in relation to the conducted exercise requests by conducting an increase entry of book-entry transfer shares to the holding column in the book-entry transfer account registered at the book-entry transfer institution or the account management institution which the Stock Acquisition Right Holders designates.

(19)	The Company and the commissioned company for Bondholders shall, after consultation, implement the necessary procedures, in the cases where replacement of the terms in this terms and condition or other necessary measures is necessary, such as in the cases where the Company abolishes the unit share system.

12.	Negative pledge

(1)

(i)     So long as any of the Bonds remain outstanding, if the Company creates a security interest in respect of other convertible-type bonds with stock acquisition rights (bond with stock acquisition rights as defined in Article 2, Item 22 of the Companies Act, the content of which is stipulated in compliance with the provisions of Article 236, Paragraph 1, Item 3 of the Companies Act that the bonds to which such stock acquisition right is attached shall be the property subject to contribution when a stock acquisition right is exercised; hereinafter the same shall apply) that will be issued by the Company in Japan, on or after the issuance of the Convertible Bonds, the Company shall create, pursuant to the Secured Debenture Trust Act, a security interest in respect of the Convertible Bonds with the same priority as the said security interest.

(ii)    If the security interest created pursuant to the (i) of this item is insufficient to secure the Bonds which remains outstanding, the Company shall create, for the benefit of the Convertible Bonds, such security interest as the commissioned company for Bondholders deems appropriate pursuant to the Secured Debenture Trust Act.

(2)

(i)     So long as any of the Bonds remain outstanding, if the Company reserves the specified assets of the Company for the benefit of other convertible-type bonds with stock acquisition rights that will be issued by the Company in Japan, on or after the issuance of the Convertible Bonds, (hereinafter referred to as the “Provision of Reserved Assets”) the Company shall conduct such Provision of Reserved Assets as the commissioned company for Bondholders deems appropriate for the benefit of the Convertible Bonds. In this case, the Company shall enter into such agreement with the commissioned company for Bondholders as stipulates the said effect.

(ii) In the cases of (i) of this item, the Company shall also enter into a special agreement with the commissioned company for Bondholders for the following (a) through (g) below:

(a)	the Company guarantees, at the time of the execution of agreement, that, with respect to the reserved assets, there shall be no mortgage, pledge or any other rights or forward agreement or any such acts as identifiable to the forward agreement, to establish mortgage, pledge or any other rights that might adversely affect the benefit of the bondholders of the Convertible Bonds to such effect, and so long as any of the Bonds remain outstanding, the Company shall not, without prior written approval of the commissioned company for Bondholders, establish a mortgage on the reserved assets, nor make any forward agreement or any such acts as identifiable to the forward agreement, to establish a mortgage, etc. on the reserved assets;

(b)	the Company shall not assign or lease any of the reserved assets to any others without the written approval of the commissioned company for Bondholders;

(c)	if the total value of the reserved assets has for any reason decreased significantly, the Company shall immediately notify the commissioned company for Bondholders in writing of such decrease;

(d)	the Company shall immediately add such assets as designated by the commissioned company for Bondholders to the reserved assets, if the commissioned company for Bondholders deems it necessary and requests the Company to do so;

(e)	in the cases of a decline in the total amount of Bonds outstanding or any other unavoidable circumstances, the Company may, with the prior written approval of the commissioned company for Bondholders, replace all or any part of the reserved assets with such other assets as the commissioned company for Bondholders deems appropriate or exclude any part of the reserved assets from the reserved assets;

(f)	the Company shall create a security interest, without delay, for the benefit of the Convertible Bonds over the reserved assets pursuant to the Secured Debenture Trust Act, if the Commissioned company for Bondholders deems it necessary and requests the Company to do so in order to preserve the rights pertaining to the Convertible Bonds; and

(g)	in the cases of preceding (f), if the Company is unable to create a security interest, as provided in the Secured Debenture Trust Act, over the reserved assets, the Company shall create such security interest for the benefit of the Convertible Bonds as the commissioned company for Bondholders deems appropriate pursuant to the Secured Debenture Trust Act.

(3)	The preceding two (2) items shall not apply in the case of succeeding convertible-type bonds with stock acquisition rights, for which security interests are created or for which the reserved assets are provided, from a absorbed company in absorption-type merger, a wholly owned subsidiary company in share exchange or a split company in absorption-type corporate split, due to an absorption-type merger, a share exchange or an absorption-type corporate split respectively.

13.	Conversion of the Bonds into secured bonds

(1)	The Company may, at any time, upon consulting with the commissioned company for Bondholders, create the security interest, for the benefit of the

Convertible Bonds pursuant to the Secured Debenture Trust Act.

(2)	In the cases of the creation of a security interest for the benefit of the Convertible Bonds pursuant to paragraph 12 item (1) or the preceding item, the Company shall immediately complete the procedures for registration of such security interest or other necessary procedures, and give public notice of the completion of such procedures in a manner analogous to that set forth in Article 41, Paragraph 4 of the Secured Debenture Trust Act.

14.	Reservation of specified assets

(1)	The Company may, at any time, upon consulting with the commissioned company for Bondholders, conduct the Provision of Reserved Assets for the benefit of the Bond with Stock Acquisition Rights.

(2)	In the cases of the preceding item, the provisions of item (2) of paragraph 12 shall be applied mutatis mutandis pursuant thereto.

15.	Cancellation of negative pledge

(1)	If the Company creates security interests for the benefit of the Convertible Bonds in accordance with paragraph 12, item (1) or paragraph 13, item (1), the provisions of paragraph 12 and paragraph 18, item (3) shall not be applied thereafter.

(2)	If the Company conducts the Provision of Reserved Assets for the benefit of the Convertible Bonds in accordance with paragraph 12, item (2) or paragraph 14, the provisions of paragraph 12, item (2) shall not be applied thereafter.

16.	Event of default

The Bonds shall be accelerated if any of the following events occur. However, in the cases where the Company creates, for the benefit of the Convertible Bonds, such security interest as the commissioned company for Bondholders deems appropriate under the Secured Debenture Trust Act, pursuant to paragraph 12 item (1) or paragraph 13 item (1), the Bond shall not be accelerated even if the events provided in item (2) of paragraph 16 occur:

(1)	the Company breaches the provisions of paragraph 9 or 10;

(2)	the Company breaches the provisions of paragraph 12 item (1) or item (2);

(3)	the Company breaches any one of the provisions of paragraph 11, items (7) through (12), paragraph 13, item (2), paragraph 17, paragraph 18, item (2) or item (3), paragraph 19, paragraph 20 or paragraph 21, and fails to remedy such breach within the period designated by the commissioned company for Bondholders;

(4)	the Company loses the benefit of time in respect of any bonds other than the Bonds or is not able to make payments in respect of such bonds when they become due and payable;

(5)	the Company loses the benefit of time in respect of any borrowing obligations, other than its obligations under bonds, or is unable to perform its obligation due and payable to guarantee bonds issued by, or other borrowing obligations of, a company other than the Company, unless the total aggregate amount of such obligations does not exceed 500 million yen (calculated in Japanese yen in the case denominated by a currency other than yen);

(6)	the Company files a motion for commencement of bankruptcy proceedings, civil rehabilitation proceedings or corporate reorganization proceedings, or the dissolution of the Company is resolved by a board of directors meeting (other than due to merger);

(7)	the Company is subject to a decision for the commencement of bankruptcy proceedings, civil rehabilitation proceedings or corporate reorganization proceedings, or the commencement of special liquidation is ordered;

(8)	an application for seizure or auction (including public auction) is filed against the assets of the Company which are indispensable to its business, or the Company is subject to a disposition of tax delinquency etc., which materially damages the credit of the Company, and the commissioned company for Bondholders determines it inappropriate to maintain and continue the Bonds.

17.	Regular reports to the commissioned company for Bondholders

(1)	The Company shall report to the commissioned company for Bondholders an outline of its business on a regular basis, and submit financial statements and business reports without delay after the end of each business year and notify the commissioned company for Bondholders in writing of the dividend from retained earnings (including the interim dividend specified in Article 454 Paragraph 5 of the Companies Act). This provision shall also apply to the case where the Company closes its accounts for a temporary period on a certain day specified in Article 441, Paragraph 1 of the Companies Act.

(2)	If the Company files the annual securities report, quarterly report, extraordinary report or amendment reports thereto and the attachments thereto, prepared pursuant to the Financial Instruments and Exchange Act, with the commissioner of a finance bureau, etc., the Company shall furnish, without delay, to the commissioned company for Bondholders the copies thereof; provided, however, that if the Company conducts the filing procedures by use of the Electronic Data Processing System for Disclosure as provided in Article 27-30-2 of the Financial Instruments and Exchange Act, instead of submitting the documents provided in this item, the notification to that effect suffices.

18.	Notification to the commissioned company for Bondholders

(1)	In the case where, after the issuance of the Convertible Bonds, a matter to be stated in the register of the Bonds and the register of the Stock Acquisition Rights has occurred and there has been a change to a statement in the register of the Bonds and the register of the Stock Acquisition Rights, the Company shall without delay make a statement in the register of the Bonds and the register of the Stock Acquisition Rights to that effect and notify the commissioned company for Bondholders in writing.

(2)	The Company shall notify the commissioned company for Bondholders in advance and in writing in the cases of the following events:

(i)	the Company is to assign or lease assets that are indispensable for its business;

(ii)	the Company is to discontinue or wind up all of its business or a significant portion of its business;

(iii)	the Company is to decrease its stated capital or capital reserves, or is to conduct an entity conversion, corporate split, merger, share exchange or share transfer.

(3)	If the Company is to create a security interest or conduct the Provision of Reserved Assets for the benefit of other convertible-type bonds with stock acquisition rights that will be, issued by the Company in Japan on or after the issuance of the Convertible Bonds, the Company shall notify the commissioned company for Bondholders in advance and in writing to that effect and the grounds therefor, the content of the obligation, the security interest and any other necessary matters.

19.	Authority of the commissioned company for Bondholders to investigate

(1)	Where the commissioned company for Bondholders deems it necessary for the execution of its authority and for the performance of its obligations as prescribed in the bond management agreement for the Convertible Bonds, it may request that the Company and any of its consolidated subsidiaries and companies to which the equity method is applied submit a written report in connection with the business, accounting, books, documents, etc., or may investigate in such matters.

(2)	In the case of the preceding item, if the commissioned company for Bondholders investigates any of the Company’s consolidated subsidiaries and companies to which the equity method is applied, the Company shall cooperate with such investigation.

20.	Notification and public notice in the event of early redemption

(1)	If the Company intends to conduct the early redemption of the Bonds provided in the provision of paragraph 9, item (2), the Company shall notify the commissioned company for Bondholders in writing to that effect and the amount and date of such early redemption and any other necessary matters no later than two (2) months before the date on which the Company intends to conduct the relevant early redemption, and shall make public notice of the necessary matters no later than one (1) month before the date on which the Company intends to conduct the relevant early redemption.

(2)	If the Company intends to conduct the early redemption of the Bonds provided in the provisions of paragraph 9, item (3), the Company shall notify the commissioned company for Bondholders in writing to that effect and any other necessary matters within seven (7) days from the last day of the twenty (20) consecutive trading days (specified in paragraph 9, item (3)), and shall make public notice of the necessary matters (a) within the period of fifteen (15) days from such last day, as well as (b) within the period which commences on the date sixty (60) days before the date on which the Company intends to conduct the relevant early redemption and ends on the date thirty (30) days before the date on which the Company intends to conduct the relevant early redemption.

(3)	The public notice, given pursuant to the preceding two (2) items, shall be given by electronic method specified by the articles of incorporation of the Company. However, if the Company is unable to give notice by electronic method due to accident or for any other unavoidable reasons, it shall be given in the newspaper specified by the articles of incorporation of the Company and one (1) or more daily newspapers circulated in Tokyo and Osaka, respectively (provided, however, that public notice in any newspaper whose circulation overlaps with another newspaper in which public notice has been published may be omitted).

21.	Public notice to the Bondholders

If public notice is given to the Bondholders in connection with the Convertible Bonds, unless otherwise prescribed in any applicable laws and ordinances or the bond management agreement for the Convertible Bonds, such public notice shall be given by method provided in paragraph 20, item (3). If the commissioned company for Bondholders deems it necessary to give public notice for the benefit of the bondholders, it shall be given, by method provided in paragraph 20, item (3), as well as in one (1) or more daily newspapers circulated in Tokyo and Osaka, respectively.

22.	Bondholders’ meeting

(1)	The bondholders’ meeting for the Convertible Bonds and such bonds with stock acquisition rights as have a class (as defined by the Companies Act) identical to those of the Convertible Bonds (hereinafter collectively referred to as the “Convertible Bonds of the Relevant Class”) shall be convened by the Company or the commissioned company for Bondholders and public notice in respect of the holding of the bondholders’ meeting and the matters designated in Article 719 of the Companies Act shall be given at least three (3) weeks prior to the scheduled date of such meeting.

(2)	The bondholders’ meeting for the Convertible Bonds of the Relevant Class shall be held in Tokyo.

(3)	The bondholders who represent one tenth (1/10) or more of the aggregate principal amount of the Convertible Bonds of the Relevant Class (excluding the amount of the bonds that have been redeemed, and the total amount of the Convertible Bonds of the Relevant Class held by the Company shall not be included) may request that a bondholders’ meeting be convened, upon the presentation to the Company or the commissioned company for Bondholders of the certificates for the Convertible Bonds of the Relevant Class or the notice as stipulated in Article 222, Paragraph 3 of the Book-Entry Transfer Act and submission of a document to the Company or the commissioned company for Bondholders which states the subject matters of the bondholders’ meeting and the grounds for convocation.

23.	Date of Delivery of Stock Acquisition Rights

October 1, 2011

24.	Book-entry transfer institution

Japan Securities Depository Center Inc.

25.	Place for acceptance of Exercise Request

Administrator of shareholder registry

The Sumitomo Trust and Banking Co., Ltd. Stock Transfer Agency Department.

26.	Payment of principal and interest

Payment of the principle of and the interest on the Convertible Bonds shall be paid in accordance with the Book-Entry Transfer Act and the operational rules, etc. established by the book-entry transfer institution.

[End of Document]